Exhibit 10.20

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

FOR

CC VIII, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF OCTOBER 31, 2005

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

Page

ARTICLE I	DEFINITIONS	2
ARTICLE II	ORGANIZATIONAL MATTERS	12
2.1	Formation	12
2.2	Name	12
2.3	Term	12
2.4	Principal Office; Registered Agent	12
2.5	Purpose of Company	12
ARTICLE III	CAPITAL CONTRIBUTIONS AND UNITS	13
3.1	Capital Contributions	13
3.2	Initial Capital Accounts	13
3.3	Capital Accounts	14
3.4	No Interest	14
3.5	No Withdrawal	15
3.6	Units	15
ARTICLE IV	MEMBERS	15
4.1	Limited Liability	15
4.2	Admission of Additional Members	15
4.3	Meetings of Members	16
4.4	Voting by Members	17
4.5	Members Are Not Agents	17
4.6	No Withdrawal	17
ARTICLE V	MANAGEMENT AND CONTROL OF THE COMPANY	17
5.1	Management of the Company by Manager	17
5.2	Fiduciary Obligations	18
5.3	Indemnification and Expenses	19
5.4	Devotion of Time	20
5.5	Competing Activities	20
5.6	Certain Related Transactions	21
5.7	Remuneration for Management or Other Services	22
5.8	Reimbursement of Expenses	22
ARTICLE VI	ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS	23
6.1	Allocations of Net Profits	23
6.2	Allocations of Net Losses	23
6.3	Special Allocations	24
6.4	Curative Allocations	25
6.5	Tax Allocations	26
6.6	Other Allocation Rules	27
6.7	Obligations of Members to Report Consistently	27

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TABLE OF CONTENTS
(continued)

Page

6.8	Distributions by the Company to Members	27
6.9	Form of Distributions	28
6.10	Return of Distributions	28
6.11	Limitation on Distributions	28
6.12	Withholding	28
ARTICLE VII	TRANSFER OF INTERESTS	29
7.1	Transfers by CII	29
7.2	Transfer of Control of CII/Successor	30
7.3	Tag-Along Rights	30
7.4	Drag-Along Rights	31
7.5	Put and Call Rights	33
7.6	Admission of Member	34
7.7	Other Transfers of Units Not Valid	35
7.8	Recognition of Transferee Members	35
7.9	Elections Under the Code	35
ARTICLE VIII	BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS	36
8.1	Books and Records	36
8.2	Delivery to Members and Inspection	36
8.3	Financial Statements	36
8.4	Tax Returns	36
8.5	Other Filings	37
8.6	Bank Accounts	37
8.7	Accounting Decisions and Reliance on Others	37
8.8	Tax Matters	37
ARTICLE IX	DISSOLUTION AND WINDING UP	37
9.1	Dissolution	37
9.2	Winding Up	38
9.3	Distributions in Kind	38
9.4	Determination of Fair Market Value	38
9.5	Order of Distributions Upon Dissolution	38
9.6	Limitations on Payments Made in Dissolution	39
9.7	Certificate of Cancellation	39
9.8	Termination	39
9.9	No Action for Dissolution	39
ARTICLE X	MISCELLANEOUS	39
10.1	Complete Agreement	39
10.2	Amendments	40
10.3	Binding Effect	40
10.4	Parties in Interest	40
10.5	Statutory References	41

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TABLE OF CONTENTS
(continued)

Page

10.6	Headings	41
10.7	References to this Agreement	41
10.8	Interpretation	41
10.9	Governing Law	41
10.10	Severability	41
10.11	Additional Documents and Acts	41
10.12	Notices	42
10.13	No Interest in Company Property; Waiver of Action for Partition	43
10.14	Multiple Counterparts	43
10.15	Remedies Cumulative	43
10.16	Investment Representation	43
10.17	Specific Enforcement; Attorney’s Fees	43

-iii-

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
CC VIII, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

This Third Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, a Delaware limited liability company ("Company"), is made and entered into effective as of October 31, 2005, by and among CCV Holdings, LLC, a Delaware limited liability company ("CCV"), CCHC, LLC, a Delaware limited liability company ("CCHC"), Charter Investment, Inc. ("CII"), and the other Persons signatories hereto.

A. The Company was organized as a limited liability company pursuant to a Certificate of Formation of the Company filed with the Delaware Secretary of State on August 6, 1999 and the Limited Liability Company Agreement of the Company entered into and made effective as of February 14, 2000 (such Agreement, the "Initial Agreement").

B. The Initial Agreement was amended and restated by the Amended and Restated Limited Liability Company Agreement of the Company entered into and made effective as of January 1, 2002, which in turn was amended and restated by the Amended and Restated Limited Liability Company Agreement of the Company entered into and made effective as of March 31, 2003 (the "Existing LLC Agreement").

C. On January 2, 2001, July 10, 2001, August 31, 2001, and January 14, 2002, CCV made additional contributions of cash and assets to the capital of the Company but did not at that time receive additional Class B Units (as hereinafter defined) in exchange for such contributions.

D. On June 6, 2003, CII acquired by purchase all the Class A Preferred Units (as hereinafter defined) of the Company.

E. As of the date hereof, pursuant to the Settlement Agreement (as hereinafter defined), CII has transferred 1,788,997 Class A Preferred Units to CCHC and CII has transferred 15,202,763 Class A Preferred Units to Charter Communications Holding Company, LLC ("Charter HoldCo"), which has transferred such Class A Preferred Units to CCHC (together, such transferred Class A Preferred Units, the "Transferred Units").

F. Pursuant to the Settlement Agreement, the Company is required to issue additional Class B Units to CCV in consideration for the contributions made by CCV to the capital of the Company as described in Recital C.

G. The parties hereto desire to enter into this Third Amended and Restated Limited Liability Company Agreement to provide for, inter alia, the admission of CCHC as a member of the Company, the issuance of additional Class B Units to CCV, and the amendment and restatement of the respective rights, obligations, and interests of the parties hereto to each other and to the Company.

NOW, THEREFORE, the Existing LLC Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

1.1 "Act" means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time.

1.2 "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

1.2.1 Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5);

1.2.2 Credit to such Capital Account the amount of the deductions and losses referable to any outstanding recourse liabilities of the Company owed to or guaranteed by such Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears any economic risk of loss and the amount of the deductions and losses referable to such Member’s share (determined in accordance with the Member’s Percentage Interest) of outstanding recourse liabilities owed by the Company to non-Members to the extent that no Member bears any economic risk of loss; and

1.2.3 Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.3 "Adjusted Priority Capital" means, with respect to any Class A Member as of any date, the amount, if any, of such Member’s Initial Priority Capital, reduced by the aggregate amount distributed to such Member by the Company pursuant to Section 9.5(b) hereof. In the event any Class A Member transfers all or any portion of such Member’s Class A Preferred Units in accordance with the terms of this Agreement, such Member’s transferee shall succeed to the Adjusted Priority Capital of the transferor to the extent it relates to the transferred portion of such Member’s Class A Preferred Units.

1.4 "Affiliate" of any Person shall mean any other Person that, directly or indirectly, Controls, is under common Control with or is Controlled by that Person.

1.5 "Agreement" means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended or restated from time to time.

1.6 "Allen Members" has the meaning set forth in Section 7.3.1 hereof.

1.7 "Appraiser" means a nationally-recognized investment bank or other appraiser experienced in the cable television industry.

1.8 "Approval of the Members" means the affirmative vote, approval or consent of the Member(s) holding more than 50 percent of the Class B Units.

1.9 "Available Cash" means all cash and cash equivalents of the Company on hand from time to time (including without limitation bank and deposit accounts and short-term cash investments), excluding any portion thereof, as determined by the Manager in its sole discretion, necessary or advisable to pay expenses or liabilities or establish reserves, for purposes of operating, developing, maintaining, or otherwise providing for the Company and its business and affairs.

1.10 "Basis" means the adjusted basis of an asset for federal income tax purposes.

1.11 "Cable Transmission Business" has the meaning set forth in Section 2.5 hereof.

1.12 "Call Notice" has the meaning set forth in Section 7.5.3 hereof.

1.13 "Capital Account" means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.2 hereof.

1.14 "Capital Contribution" means, with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Person. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

1.15 "CCI" means Charter Communications, Inc., a Delaware corporation.

1.16 "CCV" has the meaning set forth in the recitals to this Agreement.

1.17 "Certificate" means the Certificate of Formation of the Company originally filed with the Delaware Secretary of State, as amended and/or restated from time to time.

1.18 "Change of Control" means, with respect to any Person, a reorganization, merger, consolidation or other transaction or transactions, , other than with Mr. Allen or one or more of his Affiliates and other than in connection with any transactions with CCI or one or more of its subsidiaries, (whether or not CCI is a party thereto and specifically including, without limitation, open market purchases of securities), as a result of which any person or entity or "group" of persons or entities (other than Mr. Allen, any of his Affiliates or CCI or any Charter Affiliate) becomes the "beneficial owner" (as those terms are defined in and construed by judicial authority under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as that Rule may be amended from time to time) of common stock or options, warrants or other rights to acquire common stock or any convertible securities representing in the aggregate at least 50 percent of the ordinary voting power of such Person in the election of directors or managing members.

1.19  "Change of Control Event" has the meaning set forth in Section 7.5.1 hereof.

1.20 "Charter Affiliate" means any Person Controlled by CCI or Charter HoldCo.

1.21 "Charter Members" means CCHC and CCV and any of their successors.

1.22 "CCHC" has the meaning set forth in the recitals to this Agreement.

1.23 "Charter Permitted Transferee" means any transferee of all or any portion of the Membership Interest of any Charter Member.

1.24 "CII" has the meaning set forth in the recitals to this Agreement.

1.25 "CII Class A Preferred Units" means the Class A Preferred Units owned by CII immediately following the consummation of the transfers by CII contemplated under the Settlement Agreement.

1.26 "CII Permitted Transferee" has the meaning set forth in Section 7.1.2 hereof.

1.27 "CII/Successor" means CII and any Person that succeeds to all or any portion of CII’s interest in the CII Class A Preferred Units.

1.28 "Class A Member" means any Member holding and to the extent it holds Class A Preferred Units.

1.29 "Class A Preferred Units" means any Unit denominated "Class A Preferred."

1.30 "Class B Member" means any Member holding and to the extent it holds Class B Units.

1.31 "Class B Units" means any Unit denominated "Class B."

1.32 "COC Notice" has the meaning set forth in Section 7.5.1 hereof.

1.33 "Code" means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

1.34 "Company" has the meaning set forth in the recitals to this Agreement.

1.35 "Company Minimum Gain" has the meaning ascribed to the term "Partnership Minimum Gain" in Regulations Section 1.704-2(d).

1.36 "Control" including, with its correlative meanings, the terms "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.37 "Depreciation" means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Basis at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Basis; provided, however, that if the Basis of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

1.38 "Drag-Along Notice" has the meaning set forth in Section 7.4.2 hereof.

1.39 "Drag Contract" has the meaning set forth in Section 7.4.2 hereof.

1.40 "Drag-Offered Interest" has the meaning set forth in Section 7.4.1 hereof.

1.41 "Dragged Interest" has the meaning set forth in Section 7.4.1 hereof.

1.42 "Fiscal Year" means the Company’s fiscal year, which shall be the calendar year, or any portion of such period for which the Company is required to allocate Net Profits, Net Losses, or other items of Company income, gain, loss, or deduction pursuant hereto.

1.43 "Gross Asset Value" means, with respect to any asset, the asset’s Basis, except as follows:

1.43.1 The initial Gross Asset Value of the Property of the Company on the date hereof is the Gross Asset Value of such Property shown on the books and records of the Company as of the date hereof.

1.43.2 The initial Gross Asset Value of any asset contributed by a Member to the Company after the date hereof shall be the gross fair market value of such asset, as determined by the contributing Person and the Manager;

1.43.3 The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking into account Code Section 7701(g)), as determined by the Manager, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution after the date hereof; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company after the date hereof; (c) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (d) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

1.43.4 The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

1.43.5 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) after the date hereof, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 1.56.6 hereof, provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.43.5 to the extent the Manager determines that an adjustment pursuant to Section 1.43.3 hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.43.5.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.43.1, Section 1.43.2, Section 1.43.3, or Section 1.43.5 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses

1.44 "Implied CC VIII Value" means (i) the value of the business conducted by CC VIII (directly or indirectly through Subsidiaries) as of the Valuation Date (as determined by the process described in Section 7.5.4), plus (ii) to the extent not included in the amount described in clause (i), the aggregate value of all current assets of CC VIII, calculated as of the Valuation Date (as determined by the process described in Section 7.5.4).

1.45 "Initial Agreement" has the meaning set forth in the recitals to this Agreement.

1.46 "Initial Capital Account" means, with respect to any Member, the capital account of such Member as of the Tax Effective Date, as calculated pursuant to Section 3.2.

1.47 "Initial Members" means CCV, CCHC, and CII.

1.48 "Initial Priority Capital" means, with respect to each Class A Member, the amount, if any, set forth opposite such Member’s name on Schedule A.

1.49 "Manager" means one or more managers who are designated from time to time as provided in Section 5.1 hereof.

1.50 "Member" means each Person who (a) is an Initial Member, has been admitted to the Company as a Member in accordance with this Agreement, or is an assignee who has become a Member in accordance with Article VII, and (b) has not retired, resigned, withdrawn, been expelled or removed, or, if other than an individual, dissolved.

1.51 "Member Nonrecourse Debt" has the meaning ascribed to the term "Partner Nonrecourse Debt" in Regulations Section 1.704-2(b)(4).

1.52 "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

1.53 "Member Nonrecourse Deductions" means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears the economic risk of loss.

1.54 "Membership Interest" means a Member’s entire interest in the Company including the Member’s right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company pursuant to this Agreement and the Act, the right to vote or participate in the management of the Company to the extent herein provided or as specifically required by the Act, and the right to receive information concerning the business and affairs of the Company.

1.55 "Mr. Allen" means Paul G. Allen.

1.56 "Net Profits" and "Net Losses" mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

1.56.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

1.56.2 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

1.56.3 In the event the Gross Asset Value of any Company asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

1.56.4 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the Basis of such Property differs from its Gross Asset Value;

1.56.5 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation in accordance with Section 1.37 hereof;

1.56.6 To the extent an adjustment to the Basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Basis of the asset) or loss (if the adjustment decreases the Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

1.56.7 Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3 or Section 6.4hereof shall not be taken into account in computing Net Profits or Net Losses (the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to any provision of this Agreement shall be determined by applying rules analogous to those set forth in Sections 1.56.1 through 1.56.6 above).

The foregoing definition of Net Profits and Net Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and shall be interpreted consistently therewith. In the event the Manager determines that it is prudent to modify the manner in which Net Profits and Net Losses are computed in order to comply with such Regulations, the Manager may make such modification.

1.57 "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1).

1.58 "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

1.59 "Participating Allen Member" has the meaning set forth in Section 7.3.3 hereof.

1.60 "Percentage Interest" means, with respect to each Member, the percentage equal to the number of Units held by such Member divided by the total number of Units held by all Members.

1.61 "Person" means any individual, general partnership, limited partnership, limited liability company, limited liability partnership, corporation, trust, estate, real estate investment trust, association, or other entity.

1.62 "Pre-Closing Sharing Period" means the period beginning June 7, 2003 and ending on December 31, 2004.

1.63 "Priority Rate" means, with respect to any period for which Priority Return is being determined, 2 percent per annum.

1.64 "Priority Return" means, with respect to each Class A Member, an amount determined by applying the Priority Rate to the average daily balance of such Member’s Adjusted Priority Capital from time to time during the period to which the Priority Return relates, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Priority Return is being determined. Priority Return shall commence as of February 14, 2000 and shall be cumulative but not compounded. In the event any Class A Member transfers all or any portion of such Member’s Class A Preferred Units in accordance with the terms of this Agreement, such Member’s transferee shall succeed to the Priority Return of the transferor Class A Member to the extent it relates to the transferred portion of such Class A Member’s Class A Preferred Units.

1.65 "Property" means all real and personal property, including in each case tangible and intangible property, that has been acquired by or contributed to the Company and its Subsidiaries and any improvements thereto.

1.66 "Put/Call Price" has the meaning set forth in Section 7.5.4 hereof.

1.67 "Put Notice" has the meaning set forth in Section 7.5.2(a) hereof.

1.68 "Regulations" means the regulations currently in force and in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term "Member" shall be substituted in the Regulations for the term "partner", the term "Company" shall be substituted in the Regulations for the term "partnership," and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

1.69 "Regulatory Allocations" has the meaning set forth in Section 6.4 hereof.

1.70 "Related Party" means

(a) any individual who is (i) Mr. Allen, or the parent or sibling of Mr. Allen, or (ii) any lineal or adopted descendant of Mr. Allen or of his sibling, or (iii) any lineal or adopted descendant of any individual described in clause (ii) of this subsection 1.70(a), and (iv) any spouse of any individual described in clauses (i), (ii) and (iii) of this subsection 1.70(a), and any lineal or adopted descendant of any such spouse,

(b) the estate of any individual described in subsection 1.70(a),

(c) a trust in which (i) one or more individuals described in subsection 1.70(a) have a majority of the beneficial interests (determined actuarially), and (ii) of which the majority of the trustees are individuals described in subsection 1.70(a),

(d) a split interest trust (i.e., a charitable remainder trust or charitable lead trust) (i) of which the sole beneficiaries are Mr. Allen and/or individuals described in subsection 1.70(a) and a charitable institution qualified under Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended, and (ii) of which the sole trustees are one or more individuals described in subsection 1.70(a),

(e) any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, real estate investment trust, or association at least 80 percent of the equity interests in which are, at the time of a transfer to such entity, owned, directly or indirectly (through any entity described in subsections 1.70(b), 1.70(c), 1.70(d) or this subsection 1.70(e)), by any individual described in subsection 1.70(a), or

(f) any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, real estate investment trust, or association (i) at least 50 percent of the equity interests in which are, at the time of a transfer to such entity, owned by Mr. Allen and (ii) the management and policies of which are directed by Mr. Allen, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

1.71 "Settlement Agreement" means the Settlement Agreement and Mutual Releases, dated as of even date herewith, by and among CCI, Charter HoldCo, Charter

Communications Holdings, LLC, CCV, CCHC, CII, Vulcan Cable III, Inc., Mr. Allen, and the Company.

1.72 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (a) if a corporation, (i) 10 percent or more of the total voting power of shares of stock entitled to vote in the election of directors thereof or (ii) 10 percent or more of the value of the equity interests is at the time owned or controlled, directly or indirectly, by the Person or one or more of its Subsidiaries, or (b) if a limited liability company, partnership, association or other business entity, 10  percent or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of its subsidiaries. The Person shall be deemed to have a 10 percent or greater ownership interest in a limited liability company, partnership, association or other business entity if the Person is allocated 10 percent or more of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the Person managing such limited liability company, partnership, association or other business entity.

1.73 "Tag Acceptance Notice" has the meaning set forth in Section 7.3.3 hereof.

1.74 "Tag-Along Interest" has the meaning set forth in Section 7.3.3 hereof.

1.75 "Tag-Along Notice" has the meaning set forth in Section 7.3.1 hereof.

1.76 "Tag Contract" has the meaning set forth in Section 7.3.1 hereof.

1.77 "Tag-Offered Interest" has the meaning set forth in Section 7.3.1 hereof.

1.78 "Target Capital Account" has the meaning set forth in Section 6.4 hereof.

1.79 "Tax Effective Date" means January 1, 2005.

1.80 "Traditional Method" means the "traditional method" of making Code Section 704(c) allocations described in Regulations Section 1.704-3(b).

1.81 "Transaction Documents" has the meaning set forth in Section 10.1 hereof.

1.82 "Transfer" means any direct or indirect sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, by operation of law or otherwise, whether by gift, bequest or otherwise. In the case of hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at the time of any pledgee’s sale or a sale by any secured creditor.

1.83 "Transferred Units" has the meaning set forth in the recitals to this Agreement.

1.84  "Units" means the units of Membership Interests issued by the Company to its Members, which entitle the Members to certain rights as set forth in this Agreement.

1.85 "Valuation Date" means the last day of the calendar month immediately preceding the date of the binding agreement for the applicable Change of Control Event or, if there is no such agreement, the last day of the calendar month immediately preceding the Change of Control Event.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. Pursuant to the Act, the Company was formed as a Delaware limited liability company under the laws of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company is "CC VIII, LLC". The business and affairs of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager may deem appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that may be appropriate or advisable.

2.3 Term. The term of the Company commenced on the date of the filing of the Certificate with the Delaware Secretary of State and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

2.4 Principal Office; Registered Agent. The principal office of the Company shall be as determined by the Manager. The Company shall continuously maintain a registered agent and office in the State of Delaware as required by the Act. The registered agent and office shall be as stated in the Certificate or as otherwise determined by the Manager.

2.5 Purpose of Company. The Company may carry on any lawful business, purpose, or activity that may be carried on by a limited liability company under applicable law; provided, however, that, until all outstanding shares of class B common stock of CCI have been converted into shares of class A common stock of CCI in accordance with Clause (b)(viii) of Article Fourth of CCI’s certificate of incorporation as constituted as of November 12, 1999, without Approval of the Members, the Company shall not engage directly or indirectly, including without limitation through any Subsidiary, in any business other than the Cable Transmission Business and as member of, and subscriber to, the portal joint venture with Broadband Partners. "Cable Transmission Business" means the transmission of video, audio (including telephony) and data over cable television systems owned, operated or managed by the Company or its Subsidiaries; provided, that the business of RCN Corporation and its Subsidiaries shall not be deemed to be a Cable Transmission Business.

ARTICLE III

CAPITAL CONTRIBUTIONS AND UNITS

3.1 Capital Contributions. No Member shall be required to make any Capital Contributions after the date hereof. Subject to the approval of the Manager, a Member may be permitted from time to time to make additional Capital Contributions if the Manager determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company’s business and affairs, including without limitation expansion or diversification. The Manager shall approve all aspects of any such additional Capital Contribution, such as the amount and nature of the Capital Contribution, the terms and other aspects of such Capital Contribution, the economic and other rights of the additional Membership Interests issued to the contributing Member (including without limitation any priority with respect to distributions of cash or other property from the Company) and the resulting dilution to be incurred by the other Members. Each Member acknowledges that (a) the contribution by a Member of additional capital, and the terms of additional Membership Interests issued therefor (including without limitation rights to distributions from the Company that are superior to other Members’ rights) shall be determined solely by the Manager without the consent or approval of any Member other than the contributing Member, except as may be required pursuant to Section 10.2.2 hereof, and (b) the issuance of additional Membership Interests to a contributing Member may dilute the Percentage Interests and other rights of the other Members, and that such Member shall have no right to vote on such issuance of additional Membership Interests except as provided in Section 10.2.2 hereof.

3.2 Initial Capital Accounts. The capital account of each Member as of the Tax Effective Date (the "Initial Capital Account" of such Member) shall equal (a) the total Capital Contributions of such Member or such Member’s predecessor prior to the Tax Effective Date (reduced by the amount of any liabilities of such Member or such Member’s predecessor assumed by the Company prior to the Tax Effective Date or which were secured by such Capital Contributions), as set forth on Schedule B, plus (b) the aggregate Net Profits and any items in the nature of income or gain, if any, allocated to such Member or such Member’s predecessor with respect to all Fiscal Years or portions thereof ending prior to the Tax Effective Date (as may be adjusted after the date hereof upon audit of the Company’s books and records), minus (c) the aggregate Net Losses and any items in the nature of expenses or losses allocated to such Member or such Member’s predecessor with respect to all Fiscal Years or portions thereof ending prior to the Tax Effective Date (as may be adjusted after the date hereof upon audit of the Company’s books and records), minus (d) the amount of cash and the fair market value of any Property, if any, distributed to such Member or such Member’s predecessor prior to the Tax Effective Date (reduced by the amount of any Company liabilities assumed by such Member or such Member’s predecessor prior to the Tax Effective Date or which are secured by any Property distributed to such Member or such Member’s predecessor prior to the Tax Effective Date). The Initial Capital Accounts shall also include any other adjustments required under Section 3.3 of the Existing LLC Agreement prior to the Tax Effective Date.

3.3 Capital Accounts. The Company shall determine and maintain a Capital Account for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the following provisions shall apply:

3.3.1 To each Member’s Initial Capital Account there shall be credited (a) Capital Contributions by such Member on or after the Tax Effective Date, (b) Net Profits and any items in the nature of income or gain that are allocated to such Member with respect to all Fiscal Years beginning on or after the Tax Effective Date, and (c) the amount of any Company liabilities assumed by such Member on or after the Tax Effective Date or which are secured by any Property distributed to such Member on or after the Tax Effective Date;

3.3.2 To each Member’s Capital Account there shall be debited (a) the amount of cash and the fair market value of any Property distributed to such Member pursuant to any provision of this Agreement on or after the Tax Effective Date, (b) Net Losses and any items in the nature of expenses or losses that are allocated to such Member with respect to all Fiscal Years beginning on or after the Tax Effective Date, and (c) the amount of any liabilities of such Member assumed by the Company on or after the Tax Effective Date or which are secured by any property contributed by such Member to the Company on or after the Tax Effective Date;

3.3.3 In connection with the conveyance of the Transferred Units, CCHC shall succeed to the percentage of the Capital Account of CII determined as of the date hereof (in the manner described in Section 6.6.2) equal to the percentage determined by dividing the number of Transferred Units by the total number of Units held by CII immediately prior to entering into the Settlement Agreement;

3.3.4 In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement after the date hereof, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest; and

3.3.5 In determining the amount of any liability for purposes of Sections 3.3.1 and 3.3.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Manager may make such modification.

3.4 No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions.

3.5 No Withdrawal. No Member shall have the right to withdraw such Member’s Capital Contributions or to demand and receive Property of the Company or any distribution in return for such Member’s Capital Contributions, except as may be specifically provided in this Agreement or required by law.

3.6 Units.

3.6.1 Units shall consist of (i) Class A Preferred Units, (ii) Class B Units, and any other classes of Units issued upon the approval of the Manager. Subject to the terms of this Agreement, the Company may issue up to one billion (1,000,000,000) units of each class of Units.

3.6.2 As of the date hereof, the Company has issued 49,365,952 additional Class B Units to CCV, and the ownership of the Class A Preferred Units and Class B Units is as set forth on Schedule A.

ARTICLE IV

MEMBERS

4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort or otherwise.

4.2 Admission of Additional Members. Without the need for any additional act or consent of any Person, the Initial Members shall continue to be Members of the Company. Except as set forth in Article VII, no Person shall be admitted as an additional Member unless the terms of such admission have been approved by the Manager. Such terms of admission shall include without limitation the amount and nature of any Capital Contribution by such Person, the terms and other aspects of such Capital Contribution, the economic and other rights of the additional Membership Interests issued to the additional Member (including without limitation any priority with respect to distributions of cash or other property from the Company), and the resulting dilution of interest to be incurred by the other Members. Each Member acknowledges that (a) the contribution of capital by a Person and the admission of such Person as an additional Member, and the terms of additional Membership Interests issued to such Person (including without limitation rights to distributions from the Company that are superior to other Members’ rights) shall be determined solely by the Manager without the consent or approval of any Member, except as may be required pursuant to Section 10.2.2 hereof, and (b) the admission of such Person as an additional Member and issuance of additional Membership Interests to such Person may dilute the Percentage Interests and other rights of the other Members, and such Member shall have no right to vote on the admission of such Person or the issuance of additional Membership Interests to such Person except as provided in Section 10.2.2 hereof.

4.3 Meetings of Members.

4.3.1 No annual or regular meetings of the Members as such shall be required; if convened, however, meetings of the Members may be held at such date, time, and place as the Manager may fix from time to time. At any meeting of the Members, the Manager or a person appointed by the Manager shall preside at the meeting and shall appoint another person to act as secretary of the meeting. The secretary of the meeting shall prepare written minutes of the meeting, which shall be maintained in the books and records of the Company.

4.3.2 A meeting of the Members may be called at any time by the Manager, or by any Member or Members holding more than 20 percent of all Units, for the purpose of addressing any matter on which the Approval of the Members is required or permitted under this Agreement.

4.3.3 Notice of any meeting of the Members shall be sent or otherwise given by the Manager to the Members in accordance with this Agreement not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date, and hour of the meeting and the general nature of the business to be transacted. Except as the Members may otherwise agree, no business other than that described in the notice may be transacted at the meeting.

4.3.4 Attendance in person of a Member at a meeting shall constitute a waiver of notice of that meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice. The Members may participate in any meeting of the Members by means of conference telephone or similar means as long as all Members can hear one another. A Member so participating shall be deemed to be present in person at the meeting.

4.3.5 At all meetings of the Members, a majority of the Class B Members shall constitute a quorum for the transaction of business, and the act of a majority of the Class B Members present at any meeting at which there is a quorum shall be the action of the Members, except as may be otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at any meeting of the Members, the Class B Members present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any Member not present at such meeting.

4.3.6 Any action that can be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to the Company by Members representing not less than the minimum number of Units necessary under this Agreement to approve the action. The Manager shall notify Members of all actions taken by such consents, and all such consents shall be maintained in the books and records of the Company.

4.4 Voting by Members. The Members, acting solely in their capacities as Members, shall have the right to vote on, consent to, or otherwise approve only those matters as to which this Agreement or the Act specifically requires such approval. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Except as otherwise specifically provided in this Agreement, the Approval of the Members shall be all that is required as to all matters, including merger, consolidation, and conversion, as to which the vote, consent, or approval of the Members is required or permitted under this Agreement or the Act.

4.5 Members Are Not Agents. No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company.

4.6 No Withdrawal. Except as provided in Articles VII and IX hereof, no Member may withdraw, retire, or resign from the Company without the prior approval of the Manager.

ARTICLE V

MANAGEMENT AND CONTROL OF THE COMPANY

5.1 Management of the Company by Manager. The Members hereby unanimously confirm the election of CCI, or its successor-in-interest which acquires directly or indirectly substantially all of the assets or businesses of CCI, as the Company’s Manager. Without the Approval of the Members, no Person may be elected as Manager in addition to or in substitution of CCI, other than a Charter Affiliate or a successor-in-interest to such Charter Affiliate which acquires directly or indirectly substantially all of the assets or businesses of such Charter Affiliate. Except as otherwise required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business, Property and affairs of the Company shall be managed by, or under the direction of, the Manager.

5.1.1 The Manager shall have the right to appoint such officers, and to assign to them such duties and responsibilities, as it may determine from time to time. Any officer may be removed by the Manager, with or without cause, at any time.

5.1.2 Except as otherwise required by applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company. The Manager may delegate its authority under this Section 5.1.2 to the officers of the Company.

5.1.3 No annual or regular meetings of the Manager are required. The Manager may, by written consent and without prior notice (provided that prompt subsequent notice is given to the Members), take any action which it is otherwise required to take at a meeting.

5.2 Fiduciary Obligations.

5.2.1 As provided in Section 18-1101 of the Act, each Member’s duty of care to each other, and the Manager’s and the Company’s officers’ duty of care to the Company and the Members is limited to the implied contractual covenant of good faith and fair dealing. Without limiting the foregoing, in no event shall any Member, the Manager or any officer be liable for breach of a fiduciary duty for such individual’s good faith reliance on the provisions of this Agreement. The Members expressly intend, and acknowledge and agree, that the provisions of this Agreement, including, without limitation, those in this Section 5.2, shall govern the rights, duties and obligations of the Members to one another and the rights, duties and obligations of the Manager and officers to the Company and the Members and, in that connection, shall supplant entirely the default fiduciary duties stated or implied by applicable law or equity, which might otherwise apply.

5.2.2 Neither the Manager, any Company officer, nor any Member, nor any of the partners or shareholders, directors, officers, agents, employees or Affiliates of the Manager, such officers or such Member, as applicable, shall be liable to the Company, the Members, or to any Persons who have acquired interests in the Units, assignees or otherwise, for errors in judgment or for any acts or omissions taken in good faith.

5.2.3 The Manager shall not be liable for the negligence, whether of omission or commission, dishonesty or bad faith of any agent or employee of the Company selected and supervised by the Manager with reasonable care. Any act or omission of the Manager, if done in reliance upon the advice of legal counsel or public accountants selected with the exercise of reasonable care by the Manager, shall be conclusively presumed not to constitute willful misconduct, recklessness or gross negligence with respect to the activities and operations of the Company.

5.2.4 Unless otherwise expressly provided herein, whenever a conflict of interest exists or arises between the Manager or a Class B Member or any of the Affiliates of either of them, on the one hand, and the Company, any Class A Member, or any Persons who have acquired interests in the Units on the other hand, then the Manager or such Class B Member shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of a bad faith violation of the implied contractual covenant of good faith and fair dealing by the Manager or such Class B Member, the resolution, action or terms so made, taken or provided by the Manager or such Class B Member shall not constitute a breach of this Agreement or any other agreement contemplated herein or therein.

5.2.5 Whenever in this Agreement the Manager is, or the Class B Members are, permitted or required to make a decision (a) in its or their "sole discretion" or "discretion" or under a grant of similar authority or latitude, the Manager or the Class B Members shall be entitled to consider only such interests and factors as it or they desire, including its or their own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the other Members or any Persons who have acquired interests in the Units, or (b) in its or their "good faith" or under another express standard, the Manager or the Class B Members shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, or any other agreement contemplated herein. Each Member hereby agrees that any standard of care or duty imposed in this Agreement, or any other agreement contemplated herein, or under the Act or any other applicable law, rule or regulation, shall be modified, waived or limited in each case as required to permit the Manager or the Class B Members to act under this Agreement or any other agreement contemplated herein and to make any decision pursuant to the authority described in this 5.2.5 so long as (i) such action or decision does not constitute gross negligence or willful or wanton misconduct or a bad faith violation of the implied contractual covenant of good faith and fair dealing and (ii) the Manager or the Class B Members, as appropriate, believe such action or decision is consistent with the overall purposes of the Company.

5.3 Indemnification and Expenses.

5.3.1 To the extent permitted by applicable law, a Member (and its respective officers, directors, agents, employees, shareholders, members, partners, and Affiliates), Manager (and its respective officers, directors, agents, employees, shareholders, members, partners, and Affiliates), or officer of the Company shall be entitled to indemnification from the Company for any loss, damage, or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of, or in connection with the business and affairs of, the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement and, if applicable, the Approval of the Members or authorizations of the Manager; except that no Person shall be entitled to be indemnified in respect of any loss, damage, or claim incurred by such Person by reason of such Person’s fraud, deceit, reckless or intentional misconduct, or gross negligence; provided, however, that any indemnity under this Section 5.3.1 shall be provided out of and to the extent of Company assets only, no debt shall be incurred by the Members in order to provide a source of funds for any indemnity, and no Member shall have any personal liability (or any liability to make any additional Capital Contributions) on account thereof.

5.3.2 To the extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Member (and its respective officers, directors, agents, employees, shareholders, members, partners or Affiliates), Manager (and its respective officers, directors, agents, employees, shareholders, members, partners or Affiliates), or officer of the Company in such Person’s capacity as such in defending any claim, demand, action, suit, or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Member (or its respective officers, directors, agents, employees, shareholders, members, partners or Affiliates, as applicable), Manager (or its respective officers, directors, agents, employees, shareholders, members, partners or Affiliates, as applicable), or officer to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 5.3.1 hereof.

5.4 Devotion of Time. Except as required by any individual contract and notwithstanding any provision to the contrary in this Agreement, no Manager or officer of the Company is obligated to devote all of such Person’s time or business efforts to the affairs of the Company, but shall devote such time, effort, and skill as such Person deems appropriate for the operation of the Company.

5.5 Competing Activities.

5.5.1 Except as provided by any individual contract: (i) any Manager or Member (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business or the business of any Subsidiary and that might be in direct or indirect competition with the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (iii) no Manager or Member (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) shall be obligated to present any investment opportunity or prospective economic advantage to the Company or any Subsidiary, even if the opportunity is of the character that, if presented to the Company or any Subsidiary, could be taken by the Company or any Subsidiary; and (iv) any Manager or Member (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) shall have the right to hold any investment opportunity or prospective economic advantage for such Manager’s or Member’s (and their respective officers’, directors’, agents’, employees’, shareholders’, members’, partners’ or Affiliates’) own account or to recommend such opportunity to Persons other than the Company or any Subsidiary.

5.5.2 The Company agrees that, until all outstanding shares of class B common stock of CCI have been converted into shares of class A common stock of CCI in accordance with Clause (b)(viii) of Article Fourth of CCI’s certificate of incorporation as constituted as of November 12, 1999, without the Approval of the Members, the Company shall not engage directly or indirectly, including without limitation through any Subsidiary, in any business other than the Cable Transmission Business and as a member of and subscriber to, the portal joint venture with Broadband Partners.

5.5.3 The Company and each Member acknowledge that the other Members, the Manager (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) and the officers of the Company (to the extent expressly permitted in their employment agreement) might own or manage other businesses, including businesses that may compete with the Company or any Subsidiary for the time of the Member or Manager. Without limiting the generality of the foregoing, the Company and each Member acknowledge that Vulcan Ventures Inc. (an Affiliate of CCI and CCV) has entered into an agreement to purchase convertible preferred stock of RCN Corporation, which may be deemed to be engaged in the cable transmission business. The Company and each Member acknowledge that none of them shall have any interest in the securities of RCN Corporation to be acquired by Vulcan Ventures Inc. or any RCN Corporation common stock into which such securities are convertible, and that Vulcan Ventures Inc. shall not have any obligation to them on account thereof. To the extent that, at law or at equity, any Member or Manager (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) or officers of the Company have duties (including fiduciary duties) and liabilities relating to the Company and the other Members, such Person shall not be liable to the Company or the other Members for its good faith reliance on the provisions of this Agreement including this Section 5.5. The Company and each Member hereby waive any and all rights and claims that the Company or such Member may otherwise have against the other Members and the Manager (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) or officers of the Company as a result of any such permitted activities. The provisions of this Agreement, and any agreement between the Company and any Member entered into in reliance on this Section 5.5, to the extent that they restrict the duties and liabilities of a Manager or Member (and their respective officers, directors, agents, employees, shareholders, members, partners or Affiliates) or officers of the Company otherwise existing at law or in equity, are agreed by the Company and the Members to replace such other duties and liabilities of such Person.

5.6 Certain Related Transactions.

5.6.1 CII acknowledges and agrees that the Company will engage in transactions with the Charter Members and the Charter Affiliates and that so long as such transactions are not entered into in bad faith and in accordance with Section 5.2, the Charter Members and the Charter Affiliates with which the Company engages in transactions, the Manager, and the Company shall not be liable to the Company or to CII with respect to such transactions. The foregoing provision is not intended to affect any of CCV and its Affiliates’ express contractual obligations to the Company, Class A Members, or any of the Class A Members’ Affiliates under any contract entered into by and among such parties from time to time.

5.6.2 Without limiting any other provisions of this Agreement, CII acknowledges and agrees that the Manager has the exclusive authority to manage the business and operations of the Company and that, in its capacity as a Class A Member, CII has no right to vote on or otherwise participate in the management of the business and operations of the Company or any transactions or financings that the Company may undertake or participate in. CII further acknowledges and agrees that, except for such rights as may be granted to CII pursuant to Section 10.2.2 and pursuant to the Act, in its capacity as a Class A Member, CII has no right to vote on or object to:

(a) any financing, refinancing, restructuring, asset sale, or other transaction undertaken by CCI, Charter HoldCo, CCHC, the Company, or any other Charter Affiliates;

(b) any issuance of debt or equity by CCI, Charter HoldCo, CCHC, the Company or any other Charter Affiliate, including the issuance of equity that is senior to the Class A Preferred Units;

(c) any issuance of debt or equity by CCHC, the Company or any other Charter Affiliate in consideration for additional capital contributions, including without limitation debt or equity issued in consideration for contributions of debt previously issued by CCHC, the Company or any other Charter Affiliate;

(d) subject to Section 10.2 hereof, any amendment to this Agreement as necessary to implement any of the transactions contemplated by paragraphs (a) through (c) above;

(e) any decision concerning the dissolution of the Company;

(f) any decision concerning distributions by the Company or CCHC (other than with respect to distributions in contravention of Section 6.8 or Section 9.5); or
(g) any other undertaking or transaction by CCI, Charter HoldCo, CCHC, the Company or any other Charter Affiliate, and any decision by CCI, Charter HoldCo, CCHC, the Company or any other Charter Affiliate not to implement any undertaking or transaction.

For the avoidance of doubt, nothing in this Agreement will in any way affect Mr. Allen or his Affiliates or transferees’ rights as holders of any other interests in CCI or Charter HoldCo or the rights of Mr. Allen or any transferree to exercise his other rights as a director or manager or member of CCI or Charter HoldCo.

5.7 Remuneration for Management or Other Services. The Manager and officers of the Company shall be entitled to reasonable remuneration for providing management or other services to the Company, all as determined by the Manager.

5.8 Reimbursement of Expenses. The Company shall reimburse the Manager and officers of the Company for the actual and reasonable costs, fees, and expenses paid or incurred by any Person for goods, materials, services, and activities acquired or used by or for the benefit of the Company, or performed or undertaken for the benefit of the Company, without duplication of any expense paid.

ARTICLE VI

ALLOCATIONS OF NET PROFITS AND NET LOSSES
AND
DISTRIBUTIONS

6.1 Allocations of Net Profits. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 hereof, Net Profits with respect to each Fiscal Year beginning on or after the Tax Effective Date shall be allocated to the Members in the following order of priority:

6.1.1 First, Net Profits shall be allocated to each Member to the extent of and in accordance with the aggregate amount of Net Losses previously allocated to such Member pursuant to Section 6.2.2 hereof with respect to each Fiscal Year beginning on or after the Tax Effective Date, with respect to which Net Profits have not been previously allocated pursuant to this subsection.

6.1.2 Second, Net Profits shall be allocated to each Member to the extent of and in accordance with the aggregate amount of Net Losses previously allocated to each Member (a) with respect to the Pre-Closing Sharing Period and (b) pursuant to Section 6.2.1 hereof with respect to each Fiscal Year beginning on or after the Tax Effective Date, with respect to which Net Profits have not been previously allocated pursuant to this subsection.

6.1.3 Third, Net Profits shall be allocated to each Class B Member to the extent of the Net Losses previously allocated to such Class B Member with respect to all Fiscal Years or portions thereof ended prior to June 7, 2003, with respect to which Net Profits have not been previously allocated pursuant to this subsection.

6.1.4 Fourth, the balance, if any, of Net Profits shall be allocated in accordance with the Members’ Percentage Interests.

6.2 Allocations of Net Losses. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 hereof, Net Losses with respect to each Fiscal Year beginning on or after the Tax Effective Date shall be allocated to the Members as follows:

6.2.1 First, except as provided in Section 6.2.3, Net Losses shall be allocated to the Class B Members in an amount equal to the excess of (a) the aggregate Net Losses allocated with respect to the Class A Preferred Units during the Pre-Closing Sharing Period multiplied by a fraction, the numerator of which is the aggregate Percentage Interests of the Class B Members and the denominator of which is the aggregate Percentage Interests of the Class A Members, over (b) the aggregate Net Losses allocated with respect to the Class B Units during the Pre-Closing Sharing Period, with respect to which Net Losses have not been previously allocated pursuant to this subsection.

6.2.2 Second, except as provided in Section 6.2.3, the balance, if any, of Net Losses shall be allocated in accordance with the Members’ Percentage Interests.

6.2.3 An allocation of Net Losses under Sections 6.2.1 or 6.2.2 hereof shall not be made to the extent it would create or increase an Adjusted Capital Account Deficit for a Member or Members at the end of any Fiscal Year if any other member has a positive Capital Account balance at such time. Any Net Losses not allocated because of the preceding sentence shall be allocated to the other Member or Members with positive Capital Account balances in proportion to such Member’s or Members’ respective Percentage Interests; provided, however, that to the extent such allocation would create or increase an Adjusted Capital Account Deficit for another Member or Members at the end of any Fiscal Year, such allocation shall instead be made to the remaining Member or Members in proportion to the respective Percentage Interests of such Member or Members.

6.3 Special Allocations.

6.3.1 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b).

6.3.2 Nonrecourse Deductions Referable to Liabilities Owed to Non-Members. Any Nonrecourse Deductions for any Fiscal Year and any other deductions or losses for any Fiscal Year referable to a liability owed by the Company to a Person other than a Member to the extent that no Member bears the economic risk of loss shall be specially allocated to the Members in accordance with their Percentage Interests.

6.3.3 Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.3 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.3.4 Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(0(6) and 1.704-2(j)(2). This Section 6.3.4 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

6.3.5 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) or any other event creates an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3.5 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3.5 were not in the Agreement.

6.3.6 Section 754 Adjustments. To the extent an adjustment to the Basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the Basis of the asset) or loss (if the adjustment decreases such Basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

6.3.7 Priority Return Allocations. If any Priority Return distributions have been made pursuant to Section 6.8.1(a) or Section 9.5(a) hereof, all or a portion of the remaining items of Company income and, to the extent income is insufficient, gain shall be specially allocated to each Member in proportion to and to the extent of the excess, if any, of (i) the cumulative Priority Return distributions each such Member has received pursuant to Section 6.8.1(a) or Section 9.5(a) hereof from the commencement of the Company to a date 30 days after the end of such Fiscal Year, over (ii) the cumulative income and gain allocated to such Member pursuant to this Section 6.3.7 for all prior Fiscal Years. If, in addition to items of income, items of gain are to be allocated pursuant to the foregoing sentence and the Company has items of both short-term capital gain and long-term capital gain, all of the Company’s items of short-term capital gain shall be allocated before any items of long-term capital gain are allocated.

6.4 Curative Allocations. The allocations set forth in Sections 6.2.3 and 6.3 (other than Section 6.3.7) hereof (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had (the "Target Capital Account") if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 6.1, 6.2.1, 6.2.2 and 6.3.7. In exercising its discretion under this Section 6.4, the Manager shall take into account any future Regulatory Allocations under Sections 6.3.3 and 6.3.4 hereof that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.3.1and 6.3.2.

6.5 Tax Allocations

6.5.1 Code Section 704(c) Allocations. The allocations specified in this Agreement shall govern the allocation of items to the Members for Code Section 704(b) book purposes, and the allocation of items to the Members for tax purposes shall be in accordance with such book allocations, except that solely for tax purposes and notwithstanding any other provision of this Article VI:

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members (including Members who succeed to the Membership Interest of any other Members or former members of the Company) so as to take account of any variation between the Basis of such property to the Company and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.43.3 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the Basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) The allocations described in (a) and (b) above shall be made in accordance with Regulations Section 1.704-3 using the Traditional Method

6.5.2 Tax Credits. Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

6.5.3 Excess Nonrecourse Liabilities. To the extent that the Company’s "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3) are allocated among the Members in accordance with their interests in Company profits, the Members’ interests in Company profits are, solely for purposes of making such allocation, in proportion to their Percentage Interests.

6.6 Other Allocation Rules.

6.6.1 Allocation of Items Included in Net Profits and Net Losses. Whenever a proportionate part of the Net Profits or Net Losses is allocated to a Member, every item of income, gain, loss, or deduction entering into the computation of such Net Profits or Net Losses shall be credited or charged, as the case may be, to such Member in the same proportion.

6.6.2 Allocations in Respect of a Transferred Membership Interest.

(a) Upon the transfer of the Transferred Units as of the date hereof, the income, gain, loss, deduction, and credit of the Company shall be calculated as if there were a notional "closing of the books" of the Company as of the close of business on the date hereof. CII shall be allocated the income, gain, loss, deduction, or credit of the Company with respect to the Transferred Units for the portion of the Fiscal Year that ends on the date hereof pursuant to this Article VI, and CCHC shall be allocated the income, gain, loss, deduction, or credit of the Company with respect to the Transferred Units for the remainder of such Fiscal Year.

(b) If after the date hereof any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, (i) such transfer of or increase or decrease in Membership Interest shall be deemed to have occurred as of the end of the day on which such transfer or increase or decrease occurs, and (ii) each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be allocated among the Members, as determined by the Manager in accordance with any method permitted by Code Section 706(d) and the Regulations promulgated thereunder in order to take into account the Members’ varying interests in the Company during such Fiscal Year.

6.7 Obligations of Members to Report Consistently. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

6.8 Distributions by the Company to Members.

6.8.1 In General. Prior to the occurrence of any event specified in Section 9.1, and subject to applicable law and any limitations contained elsewhere in this Agreement, the Manager shall distribute the Company’s Available Cash, if any, not later than the 30th day after the end of each calendar year in the following order and priority:

(a) First, to Members having accrued and unpaid Priority Return as of the last day of the calendar quarter preceding the date on which such distribution is made, pro rata in accordance with the respective amounts of such accrued and unpaid Priority Return, until each such Member shall have received an amount equal to such Member’s accrued and unpaid Priority Return as of the last day of such preceding calendar quarter;

(b) Second, to Members pro rata in accordance with their respective Percentage Interests.

6.8.2 Advances or Drawings. Distributions of money and Property shall be treated as advances or drawings of money or Property against a Member’s distributive share of income and as current distributions made on the last day of the Company’s taxable year with respect to such Member.

6.8.3 Distributees; Liability for Distributions. All distributions made pursuant to this Section 6.8 shall be made only to the Persons who, according to the books and records of the Company, hold the Membership Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member, Manager, or officer shall incur any liability for making distributions in accordance with this Section 6.8.

6.9 Form of Distributions. A Member, regardless of the nature of the Member’s Capital Contributions, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

6.10 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. Notwithstanding any provision of this Agreement to the contrary, a Member who receives a distribution from the Company shall have no liability to return any portion of such distribution after the expiration of three (3) years from the date of the distribution pursuant to Section 18-607(c) of the Act.

6.11 Limitation on Distributions. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

6.12 Withholding. Any tax required to be withheld with respect to any Member under Section 1446 or other provisions of the Code, or under the law of any state or other jurisdiction, shall be treated for all purposes of this Agreement (i) as a distribution of cash to be charged against current or future distributions to which such Member would otherwise have been entitled, or (ii) if determined by the Manager in writing, as a demand loan to such Member bearing interest at a rate per annum equal to the rate of interest then announced by The Bank of New York as its prime commercial lending rate plus two hundred (200) basis points.

ARTICLE VII

TRANSFER OF INTERESTS

7.1 Transfers by CII.

7.1.1 Neither CII nor any CII Permitted Transferee shall Transfer all or any portion of the Units held by it except as may be otherwise specifically provided in this Article VII.

7.1.2 CII and the CII Permitted Transferees may Transfer Units, in whole or in part, to the following Persons (each a "CII Permitted Transferee"):

(a) Any Related Party,

(b) any Person with the consent of CCV, which consent may be granted or withheld, conditioned or delayed, as CCV may determine in its sole discretion, or

(c) any Person acquiring Units pursuant to Section 7.3, Section 7.4, or Section 7.5 hereof.

7.1.3 In the event of the dissolution of CII or any CII Permitted Transferee, any transferee of such Person who is a CII Permitted Transferee shall be admitted as a Member of the Company upon compliance with the requirements of Section 7.6.

7.1.4 In the event of the death of any CII Permitted Transferee who is a natural person, the guardian, trustee or legal representative of such Person shall succeed to all rights of such Person to receive allocations and distributions from the Company but shall not be admitted as a Member of the Company. Upon the termination of the estate of a deceased Person who held some or all of the CII Class A Preferred Units, the heirs and legatees of such Person who are CII Permitted Transferees shall be admitted as Members of the Company upon compliance with the requirements of Section 7.6.

7.1.5 In the event of the adjudication of incompetency of a Person holding all or any part of the CII Class A Preferred Units who is a natural person, the guardian or legal representative of such Person shall succeed to all rights of such Person to receive allocations and distributions from the Company but shall not be admitted as a Member of the Company.

7.1.6 In the event of the bankruptcy of a Person holding all or any part of the CII Class A Preferred Units, the trustee or legal representative of such Person shall succeed to all rights of such Person to receive allocations and distributions from the Company but shall not be admitted as a Member of the Company.

7.2 Transfer of Control of CII/Successor.

7.2.1 So long as CII/Successor holds any Units, neither Mr. Allen nor any other Person in Control of CII/Successor shall Transfer Control of CII/Successor without the prior written consent of HoldCo, which consent may be granted or withheld, conditioned or delayed, as HoldCo may determine in its sole discretion; provided, however, that Mr. Allen and any Person in Control of CII/Successor may transfer Control of CII/Successor without the prior written consent of HoldCo to any Related Party; and provided further that the foregoing is not intended to, nor shall it, limit any rights of any person pursuant to the Exchange Agreement dated as of November 12, 1999 among Mr. Allen, CII, Vulcan Cable III, Inc. and CCI.

7.2.2 Upon the Transfer of Control of CII/Successor, such transferee shall become subject to this Section 7.2 and shall execute an instrument satisfactory to the Manager accepting and adopting the terms, provisions, and conditions of this Section 7.2.

7.3 Tag-Along Rights.

7.3.1 At any time that one or more Charter Members proposes to sell all or any portion of its Membership Interests to any Person other than a Charter Affiliate or in connection with an internal reorganization of CCI and its Affiliates, the Manager shall provide written notice (the "Tag-Along Notice") to CII and each CII Permitted Transferee (together, the "Allen Members") of (a) the aggregate number and type of Units to be sold by the Charter Members (the "Tag-Offered Interest") pursuant to the contract for the sale of Membership Interests by the Charter Members (such contract, a "Tag Contract") and the number and type of all Units then owned by all Charter Members; (b) the identity of the prospective purchaser; (c) the aggregate purchase price for the Tag-Offered Interest, the form of such purchase price, and any potential adjustments to such purchase price contained in the Tag Contract; (d) the purchase price for each Class A Preferred Unit of each Allen Member electing to participate in a sale pursuant to this Section 7.3 (calculated with reasonable detail in accordance with the procedures set forth in Section 7.3.4); (e) a calculation (in accordance with Section 7.3.2) of the maximum number of Class A Preferred Units that each Allen Member can elect to sell pursuant to this Section 7.3; (f) confirmation that the prospective purchaser has been informed of the Allen Members’ rights under this Section 7.3 and has agreed to purchase Class A Preferred Units from the Allen Members in accordance with the terms of this Section 7.3; (g) a copy of the Tag Contract; and (h) an estimate of the date on which the closing of Tag Contract will occur. The Manager shall provide the Tag-Along Notice within 20 days after the signing of the Tag Contract and shall be provided at least 45 days prior to the consummation of the sale contemplated by the Tag Contract.

7.3.2 Each Allen Member shall have the right to participate in such proposed sale with respect to a number of Class A Preferred Units held by such Allen Member that is the same percentage of all Class A Preferred Units held by such Allen Member as the percentage of Class A Preferred Units and Class B Units held by all Charter Members that are included in the Tag-Offered Interest.

7.3.3 An Allen Member desiring to participate in the sale pursuant to this Section 7.3 (each, a "Participating Allen Member") shall exercise the rights granted pursuant to this Section 7.3 by delivering written notice (the "Tag Acceptance Notice") to the Manager within 30 days after the date of the Tag-Along Notice setting forth the number of Class A Preferred Units to be sold by such Allen Member (which shall not exceed the number of shares calculated pursuant to Section 7.3.2 hereof) (the "Tag-Along Interest"). The right of an Allen Member pursuant to this Section 7.3 shall terminate with respect to the proposed sale if not exercised within such 30 day period.

7.3.4 The purchase price for any Tag-Along Interest shall equal the amount per Class A Preferred Unit that would be distributed with respect to each Class A Preferred Unit in a hypothetical dissolution of the Company, determined by calculating the total amount that the Company would need to distribute in dissolution to all Members pursuant to this Agreement to result in dissolution proceeds to the Charter Members with respect to the Tag-Offered Interest equal to the aggregate purchase price for the Tag-Offered Interest (as may be adjusted pursuant to the Tag Contract), assuming that the Company made a distribution of such total amount pursuant to Section 9.5. If all or any portion of the purchase price for the Tag-Offered Interest consists of property or other noncash consideration, the purchase price for each Tag-Along Interest shall comprise the same proportion of each item of property or other noncash consideration as is paid for the Tag-Offered Interest.

7.3.5 At the closing of a sale pursuant to this Section 7.3, each Participating Allen Member shall be entitled and obligated to give such consents as are customary in similar transactions and to sell to the prospective purchaser its Tag-Along Interest on the same terms and conditions (other than price) as the Charter Members selling the Tag-Offered Interest (with such Participating Allen Member being subject to the same holdback, and escrow provisions, if any, and any similar components of the Tag Contract to which the Charter Members selling the Tag-Offered Interest are subject), provided that each Participating Allen Member shall only be required to make customary representations and warranties regarding its ownership of, and authority to sell, the Tag-Along Interest.

7.3.6 If, following delivery of a Tag-Along Notice, the 30 day period set forth in Section 7.3.2 shall have expired without an Allen Member’s exercise of its rights under this Section 7.3, the Charter Members shall have the right to sell to the prospective purchaser or an Affiliate thereof the Tag-Offered Interest but only on terms that are no more favorable in any material respect (and in any case, with no increase in the purchase price from that specified in the Tag-Along Notice) to the Charter Members than provided in the Tag Contract without any further obligation to such Allen Member under this Section 7.3. If the Charter Members do not consummate such sale, any subsequent sale of the Tag-Offered Interest shall once again be subject to the terms of this Section 7.3.

7.4 Drag-Along Rights.

7.4.1 At any time that one or more Charter Members propose to sell to any Person other than a Charter Affiliate or in connection with an internal reorganization of CCI and its Affiliates (a) a number of Class A Preferred Units and Class B Units equal to more than 50 percent of all Units held by all Charter Members and all Charter Affiliates, and (b) a percentage of Class A Preferred Units held by all Charter Members and all Charter Affiliates equal to the percentage of Class B Units proposed to be sold by all Charter Members and all Charter Affiliates (such Units proposed to be sold, the "Drag-Offered Interest"), the Manager shall have the right to cause each holder of the CII Class A Preferred Units to sell the Dragged Interest to the prospective purchaser. The "Dragged Interest" of each holder of the CII Class A Preferred Units shall equal the excess of (i) a number of Class A Preferred Units held by such holder that is the same percentage of all Class A Preferred Units held by such holder as the percentage of Class A Preferred Units and Class B Units held by all Charter Members and all Charter Affiliates comprising the Drag-Offered Interest, over (ii) the number of Class A Preferred Units held by such holder that comprise the Tag-Along Interest of such holder, if any.

7.4.2 The Manager shall exercise the rights set forth in this Section 7.4 by providing notice (the "Drag-Along Notice") to each holder of the CII Class A Preferred Units within 60 days after the execution of the contract for the sale of the Drag-Offered Interest (the "Drag Contact") and not less than 45 days prior to the consummation of the sale contemplated by the Drag Contract. The Drag-Along Notice shall set forth (a) the number of Class A Preferred Units and Class B Units comprising the Drag-Offered Interest, and the number and type of all Units then owned by all Charter Members and all Charter Affiliates; (b) the identity of the prospective purchaser; (c) the aggregate purchase price for the Drag-Offered Interest, the form of such purchase price, and any potential adjustments to such purchase price contained in the Drag Contract; (d) an estimate of the purchase price for each Class A Preferred Unit comprising the Drag-Offered Interest (calculated with reasonable detail in accordance with the procedures set forth in Section 7.4.3); (e) a calculation of the number of Class A Preferred Units comprising the Dragged Interest of each holder of the CII Class A Preferred Units, (calculated in accordance with Section 7.4.1); (f) confirmation that the prospective purchaser has agreed to purchase Class A Preferred Units in accordance with the terms of this Section 7.4; (g) a copy of the Drag Contract and (h) a reasonable estimate of the date on which the closing of the sale of the Drag Contract will occur.

7.4.3 The purchase price for any Dragged Interest shall equal the amount per Class A Preferred Unit that would be distributed with respect to each Class A Preferred Unit in a hypothetical dissolution of the Company, determined by calculating the total amount that the Company would need to distribute in dissolution to all Members pursuant to this Agreement to result in dissolution proceeds to the Charter Members and Charter Affiliates with respect to the Drag-Offered Interest equal to the aggregate purchase price of the Drag-Offered Interest (as may be adjusted pursuant to the Drag Contract), assuming that the Company made a distribution of such total amount pursuant to Section 9.5. If all or any portion of the purchase price for the Drag-Offered Interest consists of property or other noncash consideration, the purchase price for each Dragged Interest shall comprise the same proportion of each item of property or other noncash consideration as is paid for the Drag-Offered Interest.

7.4.4 At the closing of a sale pursuant to this Section 7.4, each holder of the CII Class A Preferred Units shall be entitled and obligated to give such consents as are customary in similar transactions and to sell to the prospective purchaser its Dragged Interest on the same terms and conditions (other than price) as the Charter Members selling the Drag-Offered Interest (with such holder being subject to the same holdback, and escrow provisions, if any, and any similar components of the Drag Contract to which the Charter Members selling the Drag-Offered Interest are subject), provided that each such holder shall only be required to make customary representations and warranties regarding its ownership of, and authority to sell, the Dragged Interest.

7.5 Put and Call Rights.

7.5.1 In the event of a Change of Control of any of CCI, Charter HoldCo, or any Charter Affiliate owning a Membership Interest in the Company (a "Change of Control Event"), the Manager shall provide written notice of the Change of Control Event (the "COC Notice") to each holder of the CII Class A Preferred Units and provide reasonable detail of the events that constituted the Change of Control. The Manager shall provide such COC Notice within 20 days after the execution of a binding agreement for a Change of Control Event or, if no such agreement is entered into, within 20 days after a Change of Control Event.

7.5.2 If a Change of Control Event occurs, each Allen Member shall have the right to sell all (but not less than all) of its Class A Preferred Units to the Company (or the Company’s designee) for cash in an amount equal to the Put/Call Price.

(a) Each Allen Member shall exercise the rights granted pursuant to this Section 7.5.2 by delivering written notice (the "Put Notice") to the Manager within 30 days from the date of the COC Notice. The right of an Allen Member pursuant to this Section 7.5.2 shall terminate if not exercised within such 30 day period.

(b) If the 30 day period set forth in Section 7.5.2(a) shall have expired without an Allen Member’s exercise of its rights under this Section 7.5.2, then such Allen Member shall have no further rights under this Section 7.5.2; provided, however, that if the COC Notice is attributable to the execution of an agreement for a Change of Control Event and such agreement is not closed, then any other Change of Control Event shall once again be subject to the terms of this Section 7.5.

7.5.3 To the extent holders of the CII Class A Preferred Units do not exercise the right to sell Class A Preferred Units pursuant to Section 7.5.2, the Manager shall have the right to cause the Company (or the Company’s designee) to acquire all (but not less than all) of the Class A Preferred Units of such holders of the CII Class A Preferred Units for cash in an amount equal to the Put/Call Price. The Manager shall exercise the rights granted pursuant to this Section 7.5.3 by delivering written notice (the "Call Notice") to such holders within 30 days following the expiration of the 20 day period set forth in Section 7.5.2(a).

7.5.4 The purchase price for the Class A Preferred Units sold pursuant to this Section 7.5 (the "Put/Call Price") shall equal the amount per Class A Preferred Unit that would be distributed with respect to each Class A Preferred Unit if the Company were to sell all of its assets for the Implied CC VIII Value and dissolve in accordance with Article IX. The Manager and Allen Members holding a majority of the Class A Preferred Units held by all Allen Members shall attempt to reach an agreement as to the value of the business conducted by CC VIII as of the Valuation Date within the 20-day period following the later of the date of the Put Notice or the date of the Call Notice. If no such agreement is reached within such 20-day period, the Manager shall select an Appraiser and Allen Members holding a majority of the Class A Preferred Units held by all Allen Members shall select another Appraiser. The two Appraisers shall independently determine the value of the businesses conducted by CC VIII as of the Valuation Date assuming that the value of such businesses is the cash price at which the assets of such businesses as going concerns would change hands between a willing buyer and a willing seller (neither acting under compulsion) in an arms-length transaction, on terms and subject to conditions and transaction costs applicable in the cable television industry. If the higher value determined by the two Appraisers is not more than 115 percent of the lower value determined by the two Appraisers, then for purposes of clause (i) of Section 1.44 the value of the businesses conducted by CC VIII shall be the average of the values determined by the two Appraisers. If the higher value determined by the two Appraisers is more than 115 percent of the lower value determined by the two Appraisers, then the two Appraisers shall select a third Appraiser to value the businesses conducted by CC VIII as of the Valuation Date, and for purposes of clause (i) of Section 1.44 the value of the businesses conducted by CC VIII shall be the average of the two closest values determined by the three Appraisers.

7.5.5 At the closing of a sale pursuant to this Section 7.5, each seller of the CII Class A Preferred Units shall sell, transfer, convey, and assign all of its Class A Preferred Units to the Company (or the Company’s designee) free and clear of all liens, pursuant to written instruments of transfer in form and substance reasonably satisfactory to the Company (or the Company’s designee), against delivery of the Put/Call Price, provided that each such seller shall only be required to make customary representations and warranties regarding its ownership of, and authority to sell, the CII Class A Preferred Units.

7.6 Admission of Member. Notwithstanding the foregoing provisions of this Article VII, the transferee of a Membership Interest who is a CII Permitted Transferee or Charter Permitted Transferee shall not become a Member of the Company unless all of the following conditions have been met: (a) the Company shall (at its option) have received a written opinion from the Company’s counsel, in form and substance reasonably satisfactory to the Company, specifying the nature and circumstances of the proposed Transfer and any related transactions of which the proposed Transfer is a part, and based on such facts stating that the proposed Transfer and any related transactions will not be in violation of any of the registration provisions of the Securities Act, or any applicable state securities laws; (b) the Transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by the Company and is materially useful in the conduct of its business as then being conducted or proposed to be conducted; (c) the Transfer will not result in a material and adverse limitation or restriction on the operations of Charter HoldCo taken as a whole; (d) the Transfer will not cause the Company to be treated as a "publicly traded partnership" within the meaning of section 7704 of the Code; (e) the Transfer will not cause the Company to be treated as an "investment company" within the meaning of section 3 of the Investment Company Act of 1940, as amended; and (f) the CII Permitted Transferee or Charter Permitted Transferee, as applicable, has executed an instrument satisfactory to the Manager accepting and adopting the terms, provisions, and conditions of this Agreement, including without limitation Section 10.16 herein, with respect to the acquired Membership Interest. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

7.7 Other Transfers of Units Not Valid. Any purported Transfer of all or any of the Membership Interests in any manner except in accordance with the provisions of this Article VII shall be null and void, and neither the Company nor any other Member shall recognize any such Transfer as passing any interest in such Membership Interests to any Person. Notwithstanding the foregoing, if any CII Class A Preferred Units are transferred in violation of this Article VII, such transferee shall nevertheless be subject to Sections 7.4 and 7.5.3 hereof, and the transferor of such CII Class A Preferred Units shall be liable to the Company for all losses, damages, and costs incurred by the Company arising from the transferee’s failure to comply with such Sections.

7.8 Recognition of Transferee Members.

7.8.1 After a Person has been admitted as a Member of the Company pursuant to Section 7.6 hereof, the Manager shall cause an amendment to the Certificate to be prepared and recorded promptly, if such amendment is required by the Act or other applicable law. However, the Company shall recognize such Person as a Member of the Company on the date on which such Person satisfies the conditions of Section 7.6 hereof, even if such an amendment to the Certificate is not filed or is filed subsequently.

7.8.2 After the effective date of any Transfer of any part of a Membership Interest in accordance with this Agreement, the Membership Interest so Transferred shall continue to be subject to the terms, provisions, and conditions of this Agreement, and any further Transfers shall be required to comply with all of the terms, provisions, and conditions of this Agreement. Any transferee of all or any portion of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

7.9 Elections Under the Code. In the event of a Transfer of a Membership Interest in accordance with this Agreement, the Company, at the request of the party acquiring such Transferred Membership Interest, shall elect, pursuant to Section 754 of the Code and any like provision of applicable state law, to adjust the basis of the Company Property; each Member agrees to provide the Company with all information necessary to give effect to such election.

ARTICLE VIII

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

8.1 Books and Records. The Manager shall cause the books and records of the Company to be kept, and the financial position and the results of its operations to be recorded, in accordance with generally accepted accounting principles; provided, however, that the Manager may, to the extent appropriate under applicable tax and accounting principles, maintain separate and corresponding records for book and tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

8.2 Delivery to Members and Inspection.

8.2.1 Upon the request of any Member, the Manager shall make reasonably available to the requesting Member the Company’s books and records; provided, however, that the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

8.2.2 Any request, inspection, or copying of information by a Member under this Section 8.2 may be made by that Person or that Person’s agent or attorney.

8.3 Financial Statements.

8.3.1 General. The Manager shall provide any Member with such periodic operating and financial reports of the Company as such Member may from time to time reasonably request.

8.3.2 Annual Report. The Manager shall cause annual audited financial statements to be sent to each Member holding more than 0.1 percent of all outstanding Units not later than 90 days after the close of the Company’s Fiscal Year. The report shall contain a balance sheet as of the end of the Company’s Fiscal Year and an income statement and statement of cash flow for the Company’s Fiscal Year. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and be accompanied by the report thereon of the independent accountants engaged by the Company.

8.4 Tax Returns. The Manager shall cause to be prepared information necessary for the preparation of the Members’ federal and state income tax and information returns, and for the computation of the Members’ estimated income tax payments. The Manager shall send or cause to be sent to each Member, or as soon as practicable following the end of each Fiscal Year, but in no event later than July 15, (a) such information as is necessary to complete such Member’s federal and state income tax or information returns, and (b) a schedule setting forth each Member’s Capital Account balance as of the end of the most recent Fiscal Year. The Manager shall cause the income tax and information returns for the Company to be timely filed with the appropriate authorities. If a Member requests, the Company shall provide such Member with copies of the Company’s federal, state, and local income tax or information returns for that year, tax-related schedules, work papers, appraisals, and other documents as reasonably required by such Member in preparing its tax returns.

8.5 Other Filings. The Manager also shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

8.6 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

8.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes or financial accounting purposes (as applicable).

8.8 Tax Matters.

8.8.1 Taxation as Partnership. The Company shall be treated as a partnership for tax purposes. The Company shall avail itself of any election or procedure under the Code or the Regulations and under state and local tax law, including any "check-the-box" election, for purposes of having an entity classified as a partnership for tax purposes, and the Members shall cooperate with the Company in connection therewith and hereby authorize the Manager to take whatever actions and execute whatever documents are necessary or appropriate to effectuate the foregoing.

8.8.2 Elections; Tax Matters Partner. Subject to the provisions of this Agreement, the Manager shall from time to time cause the Company to make such tax elections as it deems to be necessary or appropriate. The Members designate CCV as the "tax matters partner" (within the meaning of Code Section 6231(a)(7)) to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including without limitation resulting judicial and administrative proceedings, and shall expend Company funds for professional services and costs associated therewith.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs shall be wound up on the first to occur of the following:

(a) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

(b) The decision of the Manager, in its sole discretion.

9.2 Winding Up. Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Manager shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the assets and liabilities of the Company, shall either cause its assets to be sold to any Person or distributed to a Member, and if sold, as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.5 hereof. The Person(s) winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. All actions and decisions required to be taken or made by such Person(s) under this Agreement shall be taken or made only with the consent of all such Person(s).

9.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the gain or loss that would have been included in the amounts allocated pursuant to Article VI if such asset were sold for such value. Such gain or loss shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to).

9.4 Determination of Fair Market Value. For purposes of Section 9.2 and 9.3, the fair market value of each asset of the Company shall be determined by the Manager or, if a Member requests, by an independent, third-party appraiser experienced in the valuation of businesses such as the Company’s business, selected in good faith by the Manager. The Company shall bear the costs of the appraisal.

9.5 Order of Distributions Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding up, including without limitation debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in the following order:

(a) First, to Members having accrued and unpaid Priority Return as of the date of distribution, pro rata in accordance with the respective amounts of accrued and unpaid Priority Return, until each such Member shall have received an amount equal to such Member’s accrued and unpaid Priority Return as of such date; provided, however, that no distribution shall be made pursuant to this Section 9.5(a) that creates or increases a Capital Account deficit for any Member which exceeds such Member’s obligation deemed and actual to restore such deficit, determined as follows:

Distributions shall first be determined tentatively pursuant to this Section 9.5(a) without regard to the Members’ Capital Accounts, and then the allocation provisions of Article VI shall be applied tentatively as if such tentative distributions had been made. If any Member shall thereby have a deficit Capital Account which exceeds his obligation (deemed or actual) to restore such deficit, the actual distribution to such Member pursuant to this Section 9.5(a) shall be equal to the tentative distribution to such Member less the amount of the excess to such Member; and

(b) Second, to Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs.

Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated or, if later, within 90 days after the date of such liquidation.

9.6 Limitations on Payments Made in Dissolution. Each Member shall be entitled to look solely to the assets of the Company for the return of such Member’s positive Capital Account balance. Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the Capital Contributions or share of Net Profits reflected in such Member’s positive Capital Account balance, a Member shall have no recourse against the Company or any other Member.

9.7 Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager, or other Person(s) winding up the affairs of the Company, shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation.

9.8 Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article IX, and the certificate of cancellation is filed in accordance with Section 9.7 hereof.

9.9 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of the Company other than voting in favor of dissolution.

ARTICLE X

MISCELLANEOUS

10.1 Complete Agreement. This Agreement and any schedules and exhibits hereto, any document referenced in this Agreement and any schedules and exhibits thereto (including without limitation the Settlement Agreement and any schedules and exhibits thereto) (together, the "Transaction Documents"), and the Certificate contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein or in the Transaction Documents. Except for the Transaction Documents, this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

10.2 Amendments.

10.2.1 Solely with the approval of the Manager, this Agreement may be modified or amended in any respect, including amendments or modifications contemplated under Sections 3.1 and 4.2 hereof providing for the issuance of additional Membership Interests having such relative rights, powers and duties as the Manager shall determine (including without limitation rights, powers and duties senior to or different from existing Membership Interests).

10.2.2 Notwithstanding Section 10.2.1, this Agreement shall not be amended, including by way of merger, consolidation or otherwise, (A) without the approval of Class A Members holding at least 80 percent of the Class A Preferred Units if the amendment would result in a greater reduction in the aggregate Percentage Interests of the Class A Members (such reduction expressed as a percentage of the aggregate Percentage Interests of the Class A Members prior to such amendment) than the reduction in the aggregate Percentage Interests of the Class B Members (such reduction expressed as a percentage of the aggregate Percentage Interests of the Class B Members prior to such amendment) and (B) without the approval of each Class A Member if such amendment would adversely affect the express terms or rights of the Class A Members and/or the Class A Units set forth in this Agreement.

10.2.3 Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney-in-fact, in its name, place, and stead, to make, execute, acknowledge, and file any duly adopted amendment to or restatement of this Agreement (solely to the extent that such Member’s consent is not required under this Agreement). It is expressly intended by each Member that the power of attorney granted by the preceding sentence is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of such Member (or if such Member is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof).

10.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

10.4 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and the Manager and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

10.5 Statutory References. Any reference to the Code, the Regulations, the Act, or other statutes or laws or any specific agreement shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

10.6 Headings. All headings herein are inserted only for convenience and ease of reference and shall not be considered in the construction or interpretation of any provision of this Agreement.

10.7 References to this Agreement. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

10.8 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

10.8.1 Unless otherwise expressly stated, a reference to a recital is to the relevant recital to this Agreement, to a numbered or lettered article, section, subsection or clause is to the relevant article, section, subsection or clause of this Agreement, and to an Exhibit or Schedule is to the relevant Exhibit or Schedule to this Agreement.

10.8.2 Words importing any gender shall include other genders.

10.8.3 Words importing the singular only shall include the plural and vice versa.

10.8.4 The words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation".

10.8.5 The words "hereof", "herein", "hereunder" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.9 Governing Law. This Agreement shall be enforced, governed by, and construed in accordance with the laws of the State of Delaware, regardless of the choice or conflict of laws provisions of Delaware or any other jurisdiction.

10.10 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

10.11 Additional Documents and Acts. Each Member agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

10.12 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on the 5th day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (c) on the next business day after dispatch via nationally recognized overnight courier or (d) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days’ advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to Mr. Allen or CII, to such Person at:

c/o Vulcan Inc.
505 Fifth Avenue S, Suite 900
Seattle, Washington 98104
Attention: Mr. Gregory P. Landis, Executive Vice President and General Counsel
Telephone: (206) 342-2347
Facsimile: (206) 342-3347

with a copy (which shall not constitute notice) to:

Mr. Allen D. Israel
Foster Pepper & Shefelman PLLC
1111 Third Avenue, 34th Floor
Seattle, Washington 98101
Telephone: (206) 447-8911
Facsimile: (206) 749-1957

and with a copy (which shall not constitute notice) to:

Mr. Nicholas P. Saggese
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, 34th Floor
Los Angeles, California 90071
Telephone: (213) 687-5550
Facsimile: (213) 687-5600

If to the Company, CCV, CCHC, Charter Holdco or the Manager, to such Person at:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131-3674
Attention: General Counsel
Telephone: (314) 543-2308
Facsimile: (314) 965-8793

with a copy (which shall not constitute notice) to:

Mr. Dennis Friedman
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York New York 10166
Telephone: (212) 351-4000
Facsimile: (212) 351-6201

10.13 No Interest in Company Property; Waiver of Action for Partition. No Member has any interest in specific Property of the Company. Without limiting the foregoing, each Member irrevocably waives during the duration of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.

10.14 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.15 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

10.16 Investment Representation. Each Member hereby represents to, and agrees with, the other Members and the Company that such Member has acquired the Membership Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

10.17 Specific Enforcement; Attorney’s Fees. The Members agree that the remedy at law for damages upon violation of the terms of this Agreement would be inadequate because the Membership Interests and the business of the Company are unique. Therefore, the Members agree that the provisions of this Agreement may be specifically enforced by any court of competent jurisdiction, and each Member and its respective transferees agree to submit to the jurisdiction of the court where any such action for specific performance is brought. If any Member defaults in its performance of any of the terms and conditions of this Agreement and if, as a result of such default, a lawsuit seeking damages, specific performance, or any other remedy is filed by another Member, then, in that event, the prevailing party in such a lawsuit shall be entitled to obtain attorney's fees from the losing party in such amount as shall be determined by the court to be reasonable under the circumstances.

IN WITNESS WHEREOF, the Members have executed this Agreement, effective as of the date first written above.

CCV Holdings, LLC

        By: s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President, Interim
Chief Financial Officer

CCHC

By: s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President, Interim
Chief Financial Officer

Charter Investment, Inc.

By: s/ Gregory P. Landis
Name: Gregory P. Landis
Title:	Executive Vice President and General Counsel

CCI has executed this Agreement effective as of the date set forth above solely for purposes of confirming (i) its continuation as the Manager of the Company under and to the extent provided in Section 5.1 of this Agreement, (ii) its consent to the amendment of the Existing LLC Agreement by this Agreement, and (iii) its consent to the provisions of Section 7.5 hereof.
Charter Communications, Inc.

By: s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President, Interim
Chief Financial Officer

Charter HoldCo has executed this Agreement effective as of the date set forth above solely for purposes of confirming its consent to the provisions of Section 7.5 hereof.

Charter Communications Holding Company, LLC

By: s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President, Interim
Chief Financial Officer

Paul G. Allen has executed this Agreement effective as of the date set forth above solely for purposes of confirming his consent to the provisions of Section 7.2 hereof.

s/ Paul G. Allen
Paul G. Allen

SCHEDULE A

Member; Number of Units; Initial Priority Capital

Member/Address	Class A Preferred Units		Number of Class B Units
	Number of Units	Initial Priority Capital
CCV Holdings, LLC			105,928,319
CCHC	16,991,760	$440,641,882
Charter Investment, Inc.	7,282,183	$188,846,524

SCHEDULE B

Prior Capital Contributions

	CCV Holdings, LLC	CCHC	Charter Investment, Inc.
Capital Contributions, February 2000	$1,466,813,786	$440,641,884	$188,846,522
Contribution of Avalon Systems, January 2001	$527,182,978
Contribution of Cable USA Systems, August 2001	$3,179,000
Contribution of Cash, 2001	$110,324,891
Contribution of Cash, 2002	$108,966,528
Total	$2,216,467,183	$440,641,884	$188,846,522